Exhibit (c)(2)




                                                             CONFORMED COPY





                    STOCKHOLDER AGREEMENT, dated as of February 13, 1996,
               among CONOPCO, INC., a New York corporation ("Parent"), CONOPCO ACQUISITION COMPANY, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the individual and partnerships listed on Schedule A hereto (each a "Stockholder" and, collectively, the "Stockholders").


          WHEREAS, Parent, Sub and Helene Curtis Industries, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the "Merger Agreement") providing for the making of a cash tender offer (as such offer may be amended from time to time, the "Offer") by Sub for any and all shares of Common Stock, par value $.50 per share, of the Company (the "Common Stock") and the merger of the Company and Sub (the "Merger"); and

          WHEREAS, each Stockholder owns the number of shares of Class B Common Stock, par value $.50 per share, of the Company (the "Class B Common Stock") set forth opposite his or its name on Schedule A hereto; such shares of Class B Common Stock, as such shares may be adjusted by conversion into shares of Common Stock or by any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, other than the payment of regular cash dividends consistent with past practice (each, an "Adjustment Event"), being referred to herein as the "Subject Shares"; and

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Sub have requested that the Stockholders enter into this Agreement;

          NOW, THEREFORE, to induce Parent and Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and



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the representations, warranties and agreements contained herein, the parties agree as follows:

          1.   Purchase of Subject Shares.
               ---------------------------

          (a) Each Stockholder hereby grants Sub an irrevocable option (the "Option") to purchase all of the Subject Shares owned by him or it for a purchase price per share equal to $70.00 (as such amount may be adjusted to appropriately reflect any Adjustment Events, the "Original Offer Price"). The Option may be exercised in whole (but not in part) at any time after the date hereof and on or prior to the first anniversary of the date hereof (such first anniversary, the "Option Expiration Date") in the event that (i) a Specified Event (as defined in Section 1(b) below) shall have occurred on or prior to the Option Expiration Date and (ii) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with respect to the exercise of the Option shall have expired or been terminated.

          (b) The term "Specified Event" shall mean (i) Parent or Sub shall have terminated the Merger Agreement under Section 9.01(d) thereof, (ii) the Company shall have terminated the Merger Agreement under Section 9.01(e) thereof, (iii) prior to termination of the Merger Agreement (other than by the Company pursuant to Section 9.01(f) or 9.01(g)), a Takeover Proposal (as defined in the Merger Agreement) shall have been commenced or the Company shall have entered into an agreement with respect to, approved or recommended or taken any action to facilitate, a Takeover Proposal or (iv) Sub shall have accepted for payment, and paid for, shares of Common Stock in the Offer.

          (c) In the event that Sub wishes to exercise the Option, Sub may do so by giving written notice (the date of such notice being herein called the "Notice Date") to each of the Stockholders specifying that all the Subject Shares are to be purchased and specifying the place, time and date (not earlier than two trading days, nor later than 10 trading days, from the Notice

     Date) for the closing of the purchase by Sub pursuant to such exercise. In the event that any share of Common Stock is accepted for payment, and paid for, by Sub pursuant to the Offer, Sub shall be obligated to exercise the Option no later than two trading days following the date of such payment and close the purchase of and pay for such Subject Shares within two trading days following the date of such exercise. A "trading day" shall mean any date on which the New York Stock Exchange shall be open for business.

          2.   Payments to Parent or Stockholders.
               -----------------------------------

          (a) In the event that a Specified Event shall have occurred and during the period from the first anniversary of the date hereof to and including the second anniversary of the date hereof, the Stockholder sells, transfers, assigns or otherwise disposes of (including by conversion or exchange in a merger, exchange offer or the like) any of the Subject Shares for value in a bona fide arm's length transaction, the Stockholder shall pay to Parent an amount in cash equal to the product of (i) the number of Subject Shares disposed of by the Stockholder and (ii) 50% of the excess, if any, of (A) the per share cash consideration or the per share fair market value of any non-cash consideration, as the case may be, received by the Stockholder as a result of such disposition less (B) the Original Offer Price; provided, however, that no such payment shall be required to be made
     --------  -------
     in the event the Company shall have terminated the Merger Agreement pursuant to Section 9.01(f) or 9.01(g) thereof or Parent or Sub shall be in material breach of this Agreement (and such breach shall not have been cured within 10 days following receipt by Parent or Sub of written notice of such breach).

          (b) In the event that Sub shall have exercised the Option pursuant to Section 1 with respect to the Subject Shares and, on or prior to the second anniversary of the date hereof, Sub shall sell, transfer, assign or otherwise dispose of (including by conversion or exchange in a merger, exchange offer or the like) any of such Subject Shares for value in a bona fide arm's length transaction, Sub shall pay to the Stockholder an amount in cash equal to the product of (i) the number of such Subject Shares disposed of by Sub and (ii) 50% of the excess, if any, of (A) the per share cash consideration or the per share fair market value of any non-cash consideration, as the case may be, received by Sub as a result of such disposition less (B) the Original Offer Price; provided, however, that no such payment shall be required to be made
     --------  -------
     to any Stockholder in the event such Stockholder shall be in material breach of this Agreement (and such breach shall not have been cured within 10 days following receipt by such Stockholder of written notice of such breach).

          (c) For purposes of Section 2 of this Agreement, the fair market value of any non-cash consideration consisting of:

               (i) securities listed on a national securities exchange or traded on the NASDAQ/NMS shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ/NMS for the five trading days after the date of disposition; and


              (ii) consideration which is other than cash or securities of the form specified in clause (i) of this Section 2(c) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the selection of such banking firm; provided, however, that
                                                    --------  -------
                    if the parties are unable to agree within two business days after the date of disposition as to the investment banking firm, then the parties shall draw lots to select the investment banking firm from among the following three firms: Goldman Sachs & Co., CS First Boston Corporation and Salomon Brothers Inc; provided
                                                                 --------
                    further, that the
                    -------
                    fees and expenses of such investment banking firm shall be borne equally by Parent and the Stockholder. The determination of the investment banking firm shall be binding upon the parties.

          (d) Any payment required to be made pursuant to Section 2 of this Agreement shall be made two trading days after the later of
     (i) the fifth trading day after settlement of any disposition or
     (ii) the date on which the investment banking firm delivers to the parties its determination of the per share value of any non-cash consideration received by the Stockholder or Sub, as the case may be, pursuant to any disposition. In the event that Sub or any Stockholder shall sell, transfer, assign or otherwise dispose of any Subject Shares, other than for value in a bona fide arm's length transaction, the obligation of Sub or such Stockholder, as the case may be, to make payments pursuant to this Section 2 shall continue until and apply to any subsequent disposition of such Subject Shares in a bona fide arm's length transaction for value.

          3.  Representations and Warranties of the Stockholder.  Each
              --------------------------------------------------
Stockholder hereby, severally and not jointly, represents and warrants to Parent in respect of himself or itself as follows:

          (a)  Authority.  The Stockholder has all requisite power and
               ----------
     authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets. Except for the expiration or termination of the waiting period under the HSR Act and informational filings with the SEC, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

          (b)  The Subject Shares.  The Stockholder has good and marketable
               -------------------
     title to the Subject Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder owns no shares of Class B Common Stock other than the Subject Shares.

          4.  Representations and Warranties of Parent and Sub.
              -------------------------------------------------
(a) Parent and Sub hereby represent and warrant to the Stockholder that each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub enforceable in accordance with its terms.

          (b)  Securities Act.  The Subject Shares will be  acquired in
               ---------------
compliance with, and Sub will not offer to sell or otherwise dispose of any Subject Shares so acquired by it in violation of any of, the registration requirements of the Securities Act of 1933, as amended.

          (c)  Financing.  Sub has, or will have at the time that any
               ----------
payment is required to be made to any Stockholder hereunder, the funds necessary to make such payment to such Stockholder.

          5.  Covenants of the Stockholder.   Up to and including the
              -----------------------------
Option Expiration Date, each Stockholder, severally and not jointly, agrees as follows:

          (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to adversely affect the Stockholder.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Takeover Proposal or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

          (c) The Stockholder agrees not to (i) other than by operation of law, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the sale, transfer, pledge, assignment or other disposition of, the Subject Shares to any person other than Sub or

     Sub's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection, directly or indirectly, with any Takeover Proposal or (iii) convert the Subject Shares into Common Stock (except as required to effect the transaction contemplated by Section 1 of this Agreement).

          (d) Until the Merger is consummated or the Merger Agreement is terminated, the Stockholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal.

          6.  Further Assurances.  Each Stockholder will, from time to
              -------------------
time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent or Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

          7.  Assignment.  Neither this Agreement nor any of the rights,
              -----------
interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          8.  Termination.  Except as provided otherwise herein, this
              ------------
Agreement shall terminate upon the earlier of (i) the close of business on the second anniversary of the date hereof and (ii) the disposition by each Stockholder of all the Subject Shares in one or more bona fide arm's length transactions for value; provided, however, that to the extent any Stockholder or Sub, as
           --------  -------
the case may be, shall be required to make payment to the other pursuant to
Section 2, this Agreement shall not terminate until all such payments shall have been made.

          9.  General Provisions.
              -------------------

          (a)  Payments.  All payments required to be made to any party to
               --------
     this Agreement shall be made by wire transfer of immediately available funds to an account designated by such party within one trading day prior to such payment.

          (b)  Specific Performance.  The parties hereto acknowledge that
               --------------------
     damages would be an inadequate remedy for any breach of the provisions of this Agreement and agree that the obligations of the parties hereunder shall be specifically enforceable.

          (c)  Expenses.  Except as set forth in Section 1 of this
               ---------
     Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

          (d)  Amendments.  This Agreement may not be amended except by an
               -----------
     instrument in writing signed by each of the parties hereto.

          (e)  Notice.  All notices and other communications hereunder
               -------
     shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (i)  if to Parent, to

               Conopco, Inc.
               390 Park Avenue
               New York, New York  10022
               Facsimile:  (212) 688-3411

               Attention:  Ronald M. Soiefer, Esq.

               with a copy to:

               Cravath, Swaine & Moore
               Worldwide Plaza
               825 Eighth Avenue
               New York, New York 10019
               Facsimile:  (212) 474-3700
               Attention:  Allen Finkelson, Esq., and


         (ii) if to a Stockholder, to the address set forth under the name of such Stockholder on Schedule A hereto with a copy to:

               Winston & Strawn
               35 Wacker Drive
               Chicago, Illinois 60601
               Facsimile:  (312) 558-5700
               Attention:  Robert F. Wall, Esq.

          (e)  Interpretation.  When a reference is made in this Agreement
               ---------------
     to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          (f)  Counterparts.  This Agreement may be executed in one or more
               -------------
     counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparties have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

          (g)  Entire Agreement; No Third-Party Beneficiaries.  This
               -----------------------------------------------
     Agreement (including the documents and instruments referred to herein)
     (i) constitutes the
     entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (h)  Governing Law.  This Agreement shall be governed by and
               --------------
     construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

          10.  Stockholder Capacity.  No person executing this Agreement
               ---------------------
who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such director or officer. Each Stockholder signs solely in his or her capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in its capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

          11.  Performance by Sub.  Parent covenants and agrees for the
               -------------------
benefit of the Stockholders that it shall cause Sub to perform in full each obligation of Sub set forth in this Agreement.

          12.  Enforcement.  The parties agree that irreparable damage
               ------------
would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

          IN WITNESS WHEREOF, each of Parent and Sub has caused this Agreement to be signed by its officer thereunto duly authorized and each Stockholder has signed this Agreement or has caused this Agreement to be signed by its managing general partners, all as of the date first written above.


                         CONOPCO, INC.



                         By:  /s/ Mart Laius
                              ---------------------------
                              Name:  Mart Laius
                              Title: Vice President


                         CONOPCO ACQUISITION COMPANY, INC.



                         By:  /s/Mart Laius
                              ---------------------------
                              Name:  Mart Laius
                              Title: President



                         /s/Ronald J. Gidwitz
                         --------------------------------
                              Ronald J. Gidwitz



                         GIDWITZ FAMILY PARTNERSHIP



                         By:  /s/Gerald S. Gidwitz
                              ---------------------------
                              Name:  Gerald S. Gidwitz
                              Title: Managing General
                                     Partner



                         By:  /s/Ronald J. Gidwitz
                              ---------------------------
                              Name:  Ronald J. Gidwitz
                              Title: Managing General
                                     Partner

                         By:  /s/James G. Gidwitz
                              ---------------------------
                              Name:  James G. Gidwitz
                              Title: Managing General
                                     Partner



                         By:  /s/Ralph W. Gidwitz
                              ---------------------------
                              Name:  Ralph W. Gidwitz
                              Title: Managing General
                                     Partner



                         By:  /s/Betsy R. Gidwitz
                              ---------------------------
                              Name:  Dr. Betsy R. Gidwitz
                              Title: Managing General
                                     Partner



                         HCI PARTNERSHIP



                         By:  /s/Gerald S. Gidwitz
                              ---------------------------
                              Name:  Gerald S. Gidwitz
                              Title: Managing General
                                     Partner



                         By:  /s/Ronald J. Gidwitz
                              ---------------------------
                              Name:  Ronald J. Gidwitz
                              Title: Managing General
                                     Partner


                         By:  /s/James G. Gidwitz
                              ---------------------------
                              Name:  James G. Gidwitz
                              Title: Managing General
                                     Partner

                         By:  /s/Ralph W. Gidwitz
                              ---------------------------
                              Name:  Ralph W. Gidwitz
                              Title: Managing General
                                     Partner



                         By:  /s/Betsy R. Gidwitz
                              ---------------------------
                              Name:  Dr. Betsy R. Gidwitz
                              Title: Managing General
                                     Partner

                                 SCHEDULE A
                                 ----------



                                               Number of
                                             Class B Shares
                                             Owned of Record
                                             ---------------


Ronald J. Gidwitz                                 120,000
c/o Helene Curtis Industries, Inc.
325 North Wells Street
Chicago, Illinois 60610


HCI Partnership                                   569,909
c/o Helene Curtis Industries, Inc.
325 North Wells Street
Chicago, Illinois 60610


Gidwitz Family Partnership                       2,084,197
c/o Helene Curtis Industries, Inc.
325 North Wells Street
Chicago, Illinois 60610